EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sirona Dental Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-140555, 333-142798, 333-106237, 333-83488 and 333-46825) on Form S-8 of Sirona Dental Systems, Inc. (f/k/a Schick Technologies, Inc.) of our reports dated December xx, 2008, with respect to the consolidated balance sheets of Sirona Dental Systems, Inc. and subsidiaries as of September 30, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2008 and the effectiveness of internal control over financial reporting as of September 30, 2008, which reports appear in the September 30, 2008, annual report on Form 10-K of Sirona Dental Systems, Inc.

KPMG AG Wirtschaftsprüfungsgesellschaft

Frankfurt, Germany

December 4, 2008